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As filed with the Securities and Exchange Commission on March 15, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

A123 Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3690	04-3583876
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Arsenal on the Charles
321 Arsenal Street
Watertown, Massachusetts 02472
(617) 778-5700
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David P. Vieau
Chief Executive Officer
Arsenal on the Charles
321 Arsenal Street
Watertown, Massachusetts 02472
(617) 778-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Susan L. Mazur, Esq.
John H. Chory, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
1100 Winter Street
Waltham, MA 02451
(781) 966-2000

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of "accelerated filer" "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $.001 par value per share	479,282	$15.96	$7,649,341	$546.00

(1)
Represents shares offered by the selling stockholder. Includes (i) 266,084 shares held by the selling stockholder and (ii) an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, as amended, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by selling stockholder.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant's common stock on March 11, 2010, as quoted on the NASDAQ Global Market.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion dated March 15, 2010

PROSPECTUS

479,282 Shares of Common Stock

        This prospectus relates to the resale of shares of our common stock previously issued by A123 Systems, Inc. to Fisker Automotive Inc. in connection with a private placement completed on January 15, 2010.

        We will not receive any of the proceeds from the sale of these shares. We have and will continue to bear the costs relating to the registration of these shares.

        The selling stockholder identified in this prospectus, or its pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock is traded on the NASDAQ Global Market under the symbol "AONE." On March 12, 2010, the closing sale price of our common stock on the NASDAQ Global Market was $16.18 per share. You are urged to obtain current market quotations for the common stock.

        Investment in our common stock involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2010

        If it is against the law in any state to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

COMPANY INFORMATION

A123 Systems, Inc.

        We design, develop, manufacture and sell advanced, rechargeable lithium-ion batteries and battery systems. We believe that lithium-ion batteries will play an increasingly important role in facilitating a shift toward cleaner forms of energy. Using our innovative approach to materials science and battery engineering and our systems integration and manufacturing capabilities, we have developed a broad family of high-power lithium-ion batteries and battery systems. This family of products, combined with our strategic partner relationships in the transportation, electric grid services and consumer markets, positions us well to address these markets for next-generation energy storage solutions.

        In our largest target market, the transportation industry, we are working with major global automotive manufacturers and tier 1 suppliers to develop batteries and battery systems for hybrid electric vehicles, or HEVs, plug-in hybrid electric vehicles, or PHEVs, and electric vehicles, or EVs. We are also implementing our battery technology for use in heavy-duty vehicles. We are engaged in design and development activities with multiple heavy-duty vehicle manufacturers and tier 1 suppliers regarding their HEV and EV development efforts for trucks and buses, and we have been selected to co-develop battery systems for several of them.

        Our cylindrical batteries are in volume production and are commercially available for use in automotive and heavy duty vehicles. Our next generation cylindrical batteries and our prismatic batteries are either in development or in prototype production and testing and have not yet been deployed by passenger vehicle manufacturers in commercial production vehicles. Our batteries for the transportation market have been commercially deployed in our Hymotion L5 battery range extender module and in both the Daimler Orion VII and Volvo 7700 hybrid buses.

        We are also developing battery systems that we believe will improve the reliability of the electric power grid. We are working with AES to engineer, manufacture and install multi-megawatt battery systems, called Smart Grid Stabilization Systems, or SGSS, that provide electric and ancillary services such as standby reserve capacity and frequency regulation services. Our products provide standby reserve capacity, by delivering power quickly in order to offset supply shortages caused by generator or transmission outages, and frequency regulation, by regulating the minute-to-minute frequency fluctuations in the grid that are caused by changes in supply and demand.

        We are also focusing on the consumer market. We first commercialized our battery technologies for use in cordless power tools. Since 2006, we have supplied batteries to Black & Decker, a leading producer of power tools. Our batteries are used in Black & Decker's 36, 18, and 14.4 volt power tool lines. We also have agreements with The Gillette Company, a wholly-owned subsidiary of The Procter & Gamble Company, to supply Gillette with materials and technology for use in their consumer products. In October 2009, we entered into a Supply and License Agreement with Tianjin Lishen Battery Joint-Stock Co. Ltd., or Lishen, under which Lishen licenses our proprietary manufacturing process and cell design for the 18650 cells on a non-exclusive basis for a three-year term. Under the terms of the agreement, Lishen must purchase from us all of the cathode materials required to produce the 18650 cells and can produce these cells only for designated consumer applications.

        During 2007, 2008 and 2009, 7%, 19% and 59% of our product revenue was derived from sales in the transportation market, 0%, 5% and 15% was derived from sales in the electric grid market, and 93%, 76% and 26% was derived from sales in the consumer market, respectively.

        Our proprietary technology includes nanoscale materials initially developed at and exclusively licensed from the Massachusetts Institute of Technology. We are developing new generations of this core Nanophosphate technology, as well as other battery technologies, to achieve additional performance improvements and to expand the range of applications for our batteries. For example, we developed an ultra high power battery for Mercedes-Benz HighPerformanceEngines for use by the Vodafone McLaren Mercedes team that provides more than ten times the W/kg as compared to a standard Prius battery.

        We were incorporated in 2001. We began selling our first products commercially in the first quarter of 2006. We have approximately 1,600 employees worldwide. Since inception through December 31, 2009, we have generated $236.3 million in revenue consisting of $193.9 million in product revenue and $42.4 million in research and development revenue. Since inception through December 31, 2009, we have shipped 163.4 million watt hours, or Wh. Our revenue has grown from $41.3 million for the year ended December 31, 2007 to $68.5 million for the year ended December 31, 2008 and to $91.0 million for year ended December 31, 2009. We experienced net losses of $31.0 million, $80.5 million and $86.6 million for the years ended December 31, 2007, 2008 and 2009, respectively.

Corporate Information

        Our principal executive office is located at Arsenal on the Charles, 321 Arsenal Street, Watertown, Massachusetts 02472, and our telephone number is (617) 778-5700. Our internet address is www.a123systems.com. The information on our web site is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. Our internet address is included in this prospectus as an inactive technical reference only.

        Unless otherwise stated, all references to "us," "our," "A123," "we," the "Company" and similar designations refer to A123 Systems, Inc. Our logo, trademarks and service marks are the property of A123. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

        We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Fisker Automotive

        On January 13, 2010, we entered into a supply agreement with Fisker Automotive, or Fisker, an American automaker, relating to the Fisker Karma Plug-in Hybrid Electric Vehicle. In connection with the supply agreement, on January 14, 2010, we agreed to invest up to $23 million in Fisker, consisting of (i) up to $13 million in cash in exchange for shares of Series A-1 Preferred Stock of Fisker and (ii) the issuance to Fisker of up to 479,282 shares of our common stock, which we refer to herein as the Fisker Shares. As of March 12, 2010, 266,084 of the Fisker Shares are held by Fisker, and 213,198 Fisker Shares are being held in escrow for future issuance to Fisker pursuant to our investment agreements with Fisker. Pursuant to our agreement with Fisker, we agreed to file, no later than March 15, 2010, this Registration Statement covering the resale to the public of the Fisker Shares.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. In addition to the information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, you should carefully consider the risks described below in addition to the other information contained in this registration statement, before making an investment decision. Our business, financial condition or results of operations could be harmed by any of these risks. The risks and uncertainties described below are not the only ones we face. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

We have had a history of losses, and we may be unable to achieve or sustain profitability.

        We have never been profitable. We experienced net losses of $31.0 million for 2007, $80.5 million for 2008, and $86.6 million for 2009. We expect we will continue to incur net losses in 2010. We expect to incur significant future expenses as we develop and expand our business and our manufacturing capacity. In addition, as a public company, we incur additional significant legal, accounting and other expenses that we did not incur as a private company. These increased expenditures will make it harder for us to achieve and maintain future profitability. We may incur significant losses in the future for a number of reasons, including the other risks described in this section, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability.

We have yet to achieve positive cash flow, and our ability to generate positive cash flow is uncertain.

        To rapidly develop and expand our business, we have made significant up-front investments in our manufacturing capacity and incurred research and development, sales and marketing and general and administrative expenses. In addition, our growth has required a significant investment in working capital over the last several years. We have had negative cash flow before financing activities of $56.1 million for 2007, $76.0 million for 2008, and $114.7 million for 2009. We anticipate that we will continue to have negative cash flow for the foreseeable future as we continue to make significant future capital expenditures to expand our manufacturing capacity and incur increased research and development, sales and marketing, and general and administrative expenses. Our business will also require significant amounts of working capital to support our growth. Therefore, we may need to raise additional capital from investors to achieve our expected growth, and we may not achieve sufficient revenue growth to generate positive future cash flow. An inability to generate positive cash flow for the foreseeable future or raise additional capital on reasonable terms may decrease our long-term viability.

Our limited operating history makes it difficult to evaluate our current business and future prospects.

        We have been in existence since 2001, but much of our growth has occurred in recent periods. Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. If we do not manage these risks successfully, our business will be harmed.

        In addition, we are targeting new and emerging markets for our batteries and battery systems. However, historically, a significant portion of the products that we have sold are designed for the consumer tool market, which is a more mature market with different growth prospects than our other target markets. Several of our products are still under development, including a battery in prismatic form designed for use in the automotive industry, and the timing of the ultimate release, if any, of new production quality products is not determinable. Our efforts to expand beyond our existing markets may never result in new products that achieve market acceptance, create additional revenue or become profitable. Therefore, our recent historical growth trajectory may not provide an accurate representation of the market dynamics we may be exposed to in the future, making it difficult to evaluate our future prospects.

The demand for batteries in the transportation and other markets depends on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low gasoline prices could adversely affect demand for electric and hybrid electric vehicles.

        We believe that much of the present and projected demand for advanced batteries in the transportation and other markets results from recent increases in the cost of oil, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternate forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of oil decreased significantly, the outlook for the long-term supply of oil to the United States improved, the government eliminated or modified its regulations or economic incentives related to fuel efficiency and alternate forms of energy, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for our batteries could be reduced, and our business and revenue may be harmed.

        Gasoline prices have been extremely volatile, and this continuing volatility is expected to persist. Lower gasoline prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline prices remain at deflated levels for extended periods of time, the demand for hybrid and electric vehicles may decrease, which would have a material adverse effect on our business.

If we are unable to develop, manufacture and market products that improve upon existing battery technology and gain market acceptance, our business may be adversely affected. In addition, many factors outside of our control may affect the demand for our batteries and battery systems.

        We are researching, developing, manufacturing and selling lithium-ion batteries and battery systems. The market for advanced rechargeable batteries is at a relatively early stage of development, and the extent to which our lithium-ion batteries will be able to meet our customers' requirements and achieve significant market acceptance is uncertain. Rapid and ongoing changes in technology and product standards could quickly render our products less competitive, or even obsolete if we fail to continue to improve the performance of our battery chemistry and systems. Other companies that are seeking to enhance traditional battery technologies have recently introduced or are developing batteries based on nickel metal-hydride, liquid lithium-ion and other emerging and potential technologies. These competitors are engaged in significant development work on these various battery systems. One or more new, higher energy rechargeable battery technologies could be introduced which could be directly competitive with, or superior to, our technology. The capabilities of many of these competing technologies have improved over the past several years. Competing technologies that outperform our batteries could be developed and successfully introduced, and as a result, our products may not compete effectively in our target markets. If our battery technology is not adopted by our customers, or if our battery technology does not meet industry requirements for power and energy storage capacity in an efficient and safe design, our batteries will not gain market acceptance.

        In addition, the market for our products depends upon third parties creating or expanding markets for their end-user products that utilize our batteries and battery systems. If such end-user products are not developed, if we are unable to have our products designed into these end user products, if the cost of these end-user products is too high, or the market for such end-user products contracts or fails to develop, the market for our batteries and battery systems would be expected similarly to contract or collapse. Our customers operate in extremely competitive industries, and competition to supply their needs focuses on delivering sufficient power and capacity in a cost, size and weight efficient package. The ability of our customers to adopt new battery technologies will depend on many factors outside of our control. For example, in the automotive industry, we depend on our customers' ability to develop HEV, PHEV and EV platforms that gain broad appeal among end users.

        Many other factors outside of our control may also affect the demand for our batteries and battery systems and the viability of widespread adoption of advanced battery applications, including:

  •
  performance and reliability of battery power products compared to conventional and other non-battery energy sources and products;

  •
  success of alternative battery chemistries, such as nickel-based batteries, lead-acid batteries and conventional lithium-ion batteries and the success of other alternative energy technologies, such as fuel cells and ultra capacitors;

  •
  end-users' perceptions of advanced batteries as relatively safe and reliable energy storage solutions, which could change over time if alternative battery chemistries prove unsafe or become the subject of significant product liability claims and negative publicity is generated on the battery industry as a whole;

  •
  cost-effectiveness of our products compared to products powered by conventional energy sources and alternative battery chemistries;

  •
  availability of government subsidies and incentives to support the development of the battery power industry;

  •
  fluctuations in economic and market conditions that affect the cost of energy stored by batteries, such as increases or decreases in the prices of electricity;

  •
  continued investment by the federal government and our customers in the development of battery powered applications;

  •
  heightened awareness of environmental issues and concern about global warming and climate change; and

  •
  regulation of energy industries.

Adverse business or financial conditions affecting the automobile industry may have a material adverse effect on our development and marketing partners and our battery business.

        Much of our business depends on and is directly affected by the general economic state of the United States and global automobile industry. The effect of the continued economic difficulties of the major automobile manufacturers on our business is unclear. Two major auto manufacturers have recently gone thru bankruptcy and one of our existing customers has entered into a debt restructuring process, and it is possible that more of these companies may encounter financial difficulties. The impact of any such financial difficulties on the automobile industry and its suppliers is unclear and difficult to predict. Possible effects could include reduced spending on alternative energy systems for automobiles, a delay in the introduction of new, or the cancellation of new and existing, hybrid and electric vehicles and programs, and a delay in the conversion of existing batteries to lithium-ion batteries, each of which would have a material adverse effect on our business.

        We have entered into agreements relating to joint design and development efforts with several automotive manufacturers and tier 1 suppliers regarding their HEV, PHEV and EV development efforts. Certain of these manufacturers and suppliers have in recent years experienced static or reduced revenues, increased costs, net losses, loss of market share, bankruptcy, labor issues and other business and financial challenges. The viability of the "Big Three" U.S. auto manufacturers, particularly GM and Chrysler, remains unclear. As a result, these or other automotive manufacturers may discontinue or delay their planned introduction of HEVs, PHEVs or EVs as a result of adverse changes in their financial condition or other factors. Automotive manufacturers may also seek alternative battery systems from other suppliers which may be more cost-effective or require fewer modifications in standard manufacturing processes than our products. We may also experience delays or losses with respect to the collection of payments due from customers in the automotive industry experiencing financial difficulties. For example, one of our customers, Think Global, is experiencing financial difficulties. As a result, we recorded an allowance for bad debt of $1.3 million for the outstanding amounts due from Think and recorded a $2.6 million charge for obsolete inventory related to this program.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

        We increased our number of full-time employees from 227 at January 1, 2007 to 1,627 at December 31, 2009, and our revenue increased from $41.3 million in 2007 to $91.0 million in 2009. Our growth has placed, and may continue to place, a significant strain on our managerial, administrative, operational, financial, information technology and other resources. We intend to further expand our overall business, customer base, headcount and operations both domestically and internationally. Expanding a global organization and managing a geographically dispersed workforce will require substantial management effort and significant additional investment in our infrastructure. We will be required to continue to improve our operational, financial and management controls and our reporting procedures and we may not be able to do so effectively. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our operating results in any particular quarter.

Because we build our manufacturing capacity based on our projection of future design wins and supply agreements, our business revenue and profits will depend upon our ability to enter into and complete these agreements, successfully complete these expansion projects, achieve competitive manufacturing yields and drive volume sales consistent with our demand expectations.

        In order to fulfill the anticipated demand for our products, we invest in capital expenditures in advance of actual customer orders, based on estimates of future demand. We plan to continue the expansion of our manufacturing capacity across multiple product lines. The build-up of our internal manufacturing capabilities exposes us to significant up-front fixed costs. If market demand for our products does not increase as quickly as we have anticipated and align with our expanded manufacturing capacity, or if we fail to enter into and complete projected development and supply agreements, we may be unable to offset these costs and to achieve economies of scale, and our operating results may be adversely affected as a result of high operating expenses, reduced margins, underutilization of capacity and asset impairment charges. Alternatively, if we experience demand for our products in excess of our estimates, our installed capital equipment may be insufficient to support higher production volumes, which could harm our customer relationships and overall reputation. In addition, we may not be able to expand our workforce and operations in a timely manner, procure adequate resources, or locate suitable third-party suppliers, to respond effectively to changes in demand for our existing products or to the demand for new products requested by our customers, and our current or future business could be materially and adversely affected. Our ability to meet such excess customer demand could also depend on our ability to raise additional capital and effectively scale our manufacturing operations.

        We utilize standard manufacturing equipment that we modify and customize in order to meet our production needs. While this equipment may be available from various suppliers, its procurement requires long lead times. Therefore, we may experience delays, additional or unexpected costs and other adverse events in connection with our capacity expansion projects, including those associated with potential delays in the procurement and customization of manufacturing equipment.

        If we are unable to achieve and maintain satisfactory production yields and quality as we expand our manufacturing capabilities, our relationships with certain customers and overall reputation may be harmed, and our sales could decrease.

We may not be able to obtain, or to agree on acceptable terms and conditions for, all or a significant portion of the government grants, loans and other incentives for which we have applied and may in the future apply. Our customers and potential customers applying for government grants, loans and other incentives may condition purchases of our products upon their receipt of these funds or delay purchases of our products until their receipt of these funds.

        We have applied for federal and state grants, loans and tax incentives under government programs designed to stimulate the economy and support the production of electric vehicles and advanced battery technologies. Much of our planned domestic manufacturing capacity expansion depends on receipt of these funds and other incentives, and the failure to obtain these funds or other incentives could materially and adversely affect our ability to expand our manufacturing capacity and meet planned production levels. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the United States, state and foreign governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives is and will be highly competitive. While we have been selected to receive a grant under the DOE Battery Initiative and have received some state incentives, we cannot assure you that we will be successful in obtaining additional grants, loans and other incentives. Moreover, state incentives depend on the continued availability of state funds. With respect to the grant which we have been awarded and the grants, loans and other incentives we may be awarded, we may not be able to satisfy or continue to satisfy the requirements and milestones imposed by the granting authority as conditions to receipt of the funds or other incentives, the timing of the receipt of the funds may not meet our needs and we nevertheless may be unable to successfully execute on our business plan. Moreover, not all of the terms and conditions associated with these incentive funds have been disclosed to us, and once disclosed, there may be terms and conditions with which we are unable to comply or which are commercially unacceptable to us. In addition, the DOE Battery initiative grant and any other federal government programs which may make additional awards to us will require us to spend a portion of our own funds for every incentive dollar we receive or are permitted to borrow from the government and will impose time limits during which we must use the funds awarded to us. If we are unable to raise sufficient additional capital so that we are able to receive all of the amounts which have and may be awarded to us in a timely manner, our ability to expand our manufacturing capacity could be materially adversely affected. In addition, less than expected actual and anticipated future demand for our products may cause us to slow the pace of the expansion of our manufacturing capacity such that we are not able to use the government incentive funds awarded or made available to us in the time periods required by the granting authorities.

        Our customers and potential customers applying for these government grants, loans and other incentives may condition purchases of our products upon receipt of these funds or delay purchases of our products until receipt of these funds, and if our customers and potential customers do not receive these funds or the receipt of these funds is significantly delayed, our results of operations could suffer.

We rely on a limited number of customers for a significant portion of our revenue, and the loss of our most significant or several of our smaller customers could materially harm our business.

        A significant portion of our revenue is generated from a limited number of customers. During each of the years ended December 31, 2007 and 2008 and 2009, Black & Decker, together with its affiliates, represented 66%, 44%, and 14% of our revenue, respectively. We expect revenue from Black & Decker will continue to decline in 2010 and therefore represent a smaller percentage of our revenue in future periods. During the years ended December 31, 2008 and 2009, revenue from Mercedes-Benz HighPerformanceEngines represented 12% and 8%, respectively, of our revenue, but we do not anticipate receiving any revenue from Mercedes-Benz HighPerformanceEngines in 2010. For the year ended December 31, 2009, revenue from BAE Systems represented 35% of our revenue. For the year ended December 31, 2009, revenue from AES Energy accounted for 9% of our revenue. Although the composition of our significant customers will vary from period to period, we expect that most of our revenue will continue, for the foreseeable future, to come from a relatively small number of customers. In addition, our contracts with our customers do not include long-term commitments or minimum volumes that ensure future sales of our products. Consequently, our financial results may fluctuate significantly from period-to-period based on the actions of one or more significant customers. A customer may take actions that affect us for reasons that we cannot anticipate or control, such as reasons related to the customer's financial condition, changes in the customer's business strategy or operations, the introduction of alternative competing products, or as the result of the perceived quality or cost-effectiveness of our products. Our agreements with these customers may be cancelled if we fail to meet certain product specifications or materially breach the agreement or for other reasons outside of our control. In addition, our customers may seek to renegotiate the terms of current agreements or renewals. The loss of or a reduction in sales or anticipated sales to our most significant or several of our smaller customers could have a material adverse effect on our business, financial condition and results of operations.

Our financial results may vary significantly from period-to-period due to the long and unpredictable sales cycles for some of our products, the seasonality of certain end markets into which we sell our products, and changes in the mix of products we sell during a period, which may lead to volatility in our stock price.

        The size and timing of our revenue from sales to our customers is difficult to predict and is market dependent. Our sales efforts often require us to educate our customers about the use and benefits of our products, including their technical and performance characteristics. Customers typically undertake a significant evaluation process that has in the past resulted in a lengthy sales cycle for us, typically many months. In some markets such as the transportation market, there is usually a significant lag time between the design phase and commercial production. We spend substantial amounts of time and money on our sales efforts and there is no assurance that these investments will produce any sales within expected time frames or at all. Given the potentially large size of battery development and supply contracts, the loss of or delay in the signing of a contract or a customer order could significantly reduce our revenue in any period. Since most of our operating and capital expenses are incurred based on the estimated number of design wins and their timing, they are difficult to adjust in the short term. As a result, if our revenue falls below our expectations or is delayed in any period, we may not be able to reduce proportionately our operating expenses or manufacturing costs for that period, and any reduction of manufacturing capacity could have long-term implications on our ability to accommodate future demand.

        Our profitability from period-to-period may also vary significantly due to the mix of products that we sell in different periods. While we have sold most of our products to date into the consumer market, as we expand our business we expect to sell new battery and battery system products into other markets and for other applications. These products are likely to have different cost profiles and will be sold into markets governed by different business dynamics. Consequently, sales of individual products may not necessarily be consistent across periods, which could affect product mix and cause gross and operating profits to vary significantly.

        In addition, since our batteries and battery systems are incorporated into our customers' products for sale into their respective end markets, our business is exposed to the seasonal demand that may characterize some of our customers' own product sales. Because many of our expenses are based on anticipated levels of annual revenue, our business and operating results could also suffer if we do not achieve revenue consistent with our expectations for this seasonal demand.

        As a result of these factors, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our operating results may not meet expectations of equity research analysts or investors. If this occurs, the trading price of our common stock could fall substantially either suddenly or over time.

Our principal competitors have, and any future competitors may have, greater financial and marketing resources than we do, and they may therefore develop batteries or other technologies similar or superior to ours or otherwise compete more successfully than we do.

        Competition in the battery industry is intense. The industry consists of major domestic and international companies, most of which have existing relationships in the markets into which we sell as well as financial, technical, marketing, sales, manufacturing, scaling capacity, distribution and other resources and name recognition substantially greater than ours. These companies may develop batteries or other technologies that perform as well as or better than our batteries. We believe that our primary competitors are existing suppliers of cylindrical lithium-ion, nickel cadmium, nickel metal-hydride and in some cases, non-starting/lighting/ignition lead-acid batteries. A number of our competitors have existing and evolving relationships with our target customers. For example, Bosch and Samsung formed LiMotive to focus on the development, production and marketing of lithium-ion battery systems for application in hybrid and other electric vehicles, and Dow Chemical recently announced the establishment of a joint venture with Kokam America and others, pending receipt of government incentive funding, to build a facility in Michigan for the manufacture of lithium polymer batteries for use in HEVs and EVs. In addition, NEC and Nissan entered into a joint venture to develop lithium-ion batteries in prismatic form, Sanyo and Volkswagen agreed to develop lithium-ion batteries for HEVs, Sanyo already provides nickel metal hydride batteries for Ford and Honda, and Toyota and Panasonic are engaged in a joint venture to make batteries for HEVs and EVs. In addition, we expect new competitors will enter the markets for our products in the future. Potential customers may choose to do business with our more established competitors, because of their perception that our competitors are more stable, are more likely to complete various projects, can scale operations more quickly, have greater manufacturing capacity, are more likely to continue as a going concern and lend greater credibility to any joint venture. If we are unable to compete successfully against manufacturers of other batteries or technologies in any of our targeted applications, our business could suffer, and we could lose or be unable to gain market share.

If our products fail to perform as expected, we could lose existing and future business, and our ability to develop, market and sell our batteries and battery systems could be harmed.

        Our products are complex and could have unknown defects or errors, which may give rise to claims against us, diminish our brand or divert our resources from other purposes. Despite testing, new and existing products have contained defects and errors and may in the future contain manufacturing or design defects, errors or performance problems when first introduced, when new versions or enhancements are released, or even after these products have been used by our customers for a period of time. These problems could result in expensive and time-consuming design modifications or warranty charges, delays in the introduction of new products or enhancements, significant increases in our service and maintenance costs, exposure to liability for damages, damaged customer relationships and harm to our reputation, any of which may adversely affect our business and our operating results.

        Our success in the transportation market depends, in part, on our ability to design, develop and commercially manufacture lithium-ion batteries in prismatic form for use in HEVs, PHEVs and EVs currently being developed and that may be developed in the future. The design and development of a lithium-ion battery in prismatic form for use in the automotive industry is complex, expensive, time-consuming and subject to rigorous quality and performance requirements. If we are unable to design, develop and commercially manufacture lithium-ion batteries in prismatic form that are accepted for use in the automotive industry, our business and operating results may be adversely affected.

We entered into a strategic investment agreement with an early stage entity with which we have a commercial relationship.

        In January 2010, we invested $13 million in cash in, and issued shares of our common stock with an aggregate value of $10 million to, Fisker Automotive, Inc. In exchange, we received shares of convertible preferred stock in Fisker Automotive, Inc. These shares are not liquid, and we do not expect that they will be liquid for some time. If Fisker does not execute on its strategic plan, our investment could become impaired and, therefore, may not be recovered.

In the past, we have identified material weaknesses in our internal control over financial reporting which are unremediated and if we fail to remediate these weaknesses and maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investors' views of us.

        Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be evaluated frequently. In connection with our financial audits, we identified material weaknesses in our internal control over financial reporting. A material weakness is defined as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis by the company's internal controls. These material weaknesses were as follows:

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  we did not have an adequate number of personnel in our accounting and finance department with sufficient technical accounting expertise and, as a result, we could not evaluate in a timely manner the accounting implications of our business transactions; and

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  we did not design or maintain effective operating and information technology controls over the financial statement close and reporting process in order to ensure the accurate and timely preparation of financial statements in accordance with accounting principles generally accepted in the United States, or GAAP.

        We are in the process of taking the necessary steps to remediate the material weaknesses that we identified and have made enhancements to our control procedures; however, the material weaknesses will not be remediated until the necessary controls have been implemented and are operating effectively. We do not know the specific time frame needed to fully remediate the material weaknesses identified.

        We cannot assure you that our efforts to fully remediate these internal control weaknesses will be successful or that similar material weaknesses will not recur.

        Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to implement new processes and modify our existing processes and take significant time to complete. Moreover, these changes do not guarantee that we will be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors' perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our products to new and existing customers. For a more detailed discussion of our material weaknesses, see Item 9A, "Controls and Procedures" of our Annual Report on Form 10-K, as filed with the SEC on March 15, 2010.

If our warranty expense estimates differ materially from our actual claims, or if we are unable to estimate future warranty expense for new products, our business and financial results could be harmed.

        Our warranty for our products ranges from one to five years from the date of sale, depending on the type of product and its application. We expect that in the future some of our warranties will extend beyond five years. In the consumer market, we typically provide a warranty against certain potential manufacturing defects, which may cause high-rates of self-discharge, inaccurate voltage, and other product irregularities. In the electric grid services and transportation markets, we may also provide a warranty against a certain percentage decline in the initial power and energy density specifications of a particular product. Since we began selling our first products in the consumer market in the first quarter of 2006 and in the transportation market in the first quarter of 2007, and we have only recently shipped our first product in the electric grid services market, we have a limited product history on which to base our warranty estimates. Because of the limited operating history of our batteries and battery systems, our management is required to make assumptions and to apply judgment regarding a number of factors, including anticipated rate of warranty claims, the durability and reliability of our products, and service delivery costs. Our assumptions could prove to be materially different from the actual performance of our batteries and battery systems, which could cause us to incur substantial expense to repair or replace defective products in the future and may exceed expected levels against which we have reserved. If our estimates prove incorrect, we could be required to accrue additional expenses from the time we realize our estimates are incorrect and also face a significant unplanned cash burden at the time our customers make a warranty claim, which could harm our operating results.

        In addition, with our new products and products that remain under development, we will be required to base our warranty estimates on historical experience of similar products testing of our batteries and performance information learned during our development activities with the customer. If we are unable to estimate future warranty costs for any new product, we will be required to defer recognizing revenue for that product until we are able reasonably to estimate the associated warranty expense. As a result, our financial results could vary significantly from period-to-period.

Product liability or other claims could cause us to incur losses or damage our reputation.

        The risk of product liability claims and associated adverse publicity is inherent in the development, manufacturing, marketing and sale of batteries and battery systems. Certain materials we use in our batteries, as well as our batteries and battery systems, could, if used improperly, cause injuries to others. Improperly charging or discharging our batteries could cause fires. Any accident involving our batteries or other products could decrease or even eliminate demand for our products. Because some of our batteries are designed to be used in vehicles, and because vehicle accidents can cause injury to persons and damage to property, we are subject to a risk of claims for such injuries and damages. In addition, we could be harmed by adverse publicity resulting from problems or accidents caused by third party products that incorporate our batteries. For example, our business and operating results could be harmed by adverse publicity resulting from injury to persons or damage to property caused by a defective electronic system on a battery system manufactured by a third party that incorporates our batteries.

        Although we have product liability insurance for our products of up to an annual aggregate limit of $102 million, this may be inadequate to cover all potential product liability claims. In addition, while we often seek to limit our product liability in our contracts, such limits may not be enforceable or may be subject to exceptions. Any product recall or lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse affect on our business and financial condition. We may not be able to secure additional product liability insurance coverage on acceptable terms or at reasonable costs when needed. If we were to experience a large insured loss, it might exceed our coverage limits, or our insurance carriers could decline to further cover us or raise our insurance rates to unacceptable levels, any of which could impair our financial position and results of operations. A successful product liability claim against us could require us to pay a substantial monetary award. We cannot assure you that such claims will not be made in the future.

We are subject to financial and reputational risks due to product recalls resulting from product quality and liability issues.

        The risk of product recalls, and associated adverse publicity, is inherent in the development, manufacturing, marketing, and sale of batteries and battery systems. Our products and the products of third parties in which our products are a component are becoming increasingly sophisticated and complicated as rapid advancements in technologies occur, and as demand increases for lighter and more powerful rechargeable batteries. At the same time, product quality and liability issues present significant risks. Product quality and liability issues may affect not only our own products but also the third-party products in which our batteries and battery systems are a component. Our efforts and the efforts of our development partners to maintain product quality may not be successful, and if they are not, we may incur expenses in connection with, for example, product recalls and lawsuits, and our brand image and reputation as a producer of high-quality products may suffer. Any product recall or lawsuit seeking significant monetary damages could have a material adverse effect on our business and financial condition. A product recall could generate substantial negative publicity about our products and business, interfere with our manufacturing plans and product delivery obligations as we seek to replace or repair affected products, and inhibit or prevent commercialization of other future product candidates. Although we do have product liability insurance, we do not have insurance to cover the costs associated with a product recall and the expenses we would incur in connection with a product recall could have a material adverse affect on our operating results.

We depend on third parties to deliver raw materials, parts, components and services in adequate quality and quantity in a timely manner and at a reasonable price.

        Our manufacturing operations depend on obtaining raw materials, parts and components, manufacturing equipment and other supplies including services from reliable suppliers in adequate quality and quantity in a timely manner. It may be difficult for us to substitute one supplier for another, increase the number of suppliers or change one component for another in a timely manner or at all due to the interruption of supply or increased industry demand. This may adversely affect our operations. The prices of raw materials, parts and components and manufacturing equipment may increase due to changes in supply and demand. In addition, currency fluctuations and a weakening of the U.S. dollar against foreign currencies may adversely affect our purchasing power for raw materials, parts and components and manufacturing equipment from foreign suppliers.

        We depend on sole source suppliers or a limited number of suppliers for certain key raw materials and component parts used in manufacturing and developing our products. We generally purchase raw materials pursuant to purchase orders placed from time to time and have no long-term contracts or other guaranteed supply arrangements with our sole or limited source suppliers. Therefore, our operating margins may be impacted by price fluctuations in the commodities we use as raw materials in our batteries. As a result, our suppliers may not be able to meet our requirements relative to specifications and volumes for key raw materials, and we may not be able to locate alternative sources of supply at an acceptable cost. In the past, we have experienced delays in product development due to the delivery of raw materials from our suppliers that do not meet our specifications. In addition, if a sole source supplier ceased to continue to produce a component with little or no notice to us, our business could be harmed. Any future inability to obtain high quality raw materials or manufacturing equipment in sufficient quantities on competitive pricing terms and on a timely basis, due to global supply and demand or a dispute with a supplier, may delay battery production, impede our ability to fulfill existing or future purchase orders and harm our reputation and profitability.

Our failure to raise additional capital necessary to expand our operations and invest in our products and manufacturing facilities could reduce our ability to compete successfully.

        We may require additional capital in the future and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests, and the per-share value of our common stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios. We are also seeking federal and state grants, loans and tax incentives some of which we intend to use to expand our operations. We may not be successful in obtaining these funds or incentives. If we need additional capital and cannot raise or otherwise obtain it on acceptable terms, we may not be able to, among other things:

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  develop or enhance our products or introduce new products;

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  continue to expand our development, sales and marketing and general and administrative organizations and manufacturing operations;

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  attract top-tier companies as customers or as our technology and product development partners;

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  acquire complementary technologies, products or businesses;

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  expand our operations, in the United States or internationally;

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  expand and maintain our manufacturing capacity;

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  hire, train and retain employees; or

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  respond to competitive pressures or unanticipated working capital requirements.

Our inability to obtain federal and state government environmental permits and approvals for our planned U.S. manufacturing facilities could negatively impact our ability to obtain federal and state incentive funding and materially harm our business.

        Pursuant to applicable environmental and safety laws and regulations, we are required to obtain and maintain certain governmental permits and approvals and to comply with applicable federal and state environmental laws and regulations, including the National Environmental Policy Act, or NEPA, with respect to our planned U.S. manufacturing facilities. In particular, NEPA requires the federal government (including the U.S. Department of Energy) to evaluate the environmental impacts associated with our planned manufacturing facilities, and to identify and evaluate potential alternatives to our facilities. We are in the process of obtaining a determination under NEPA and obtaining other federal and state environmental permits. However, there is no guarantee that required determinations, permits and approvals will ultimately be obtained; the failure to complete the NEPA process with a Finding of No Significant Impact, or to obtain other required federal and state environmental permits, could have an adverse effect on our financial results and could also delay or prevent us from obtaining matching fund reimbursement from the $249.1 million grant we were awarded under the DOE Battery Initiative, as well as funding under the DOE ATVM loan program.

        If obtained, permits and approvals may be subject to revocation, modification or denial under certain circumstances. Our operations or activities could result in administrative or private actions, revocation of required permits or licenses, or fines, penalties or damages, which could have an adverse effect on us. In addition, environmental laws will likely become more stringent over time, thereby requiring new capital expenditures and increases in operating costs.

Our working capital requirements involve estimates based on demand expectations and may decrease or increase beyond those currently anticipated, which could harm our operating results and financial condition.

        In order to fulfill the product delivery requirements of our customers, we plan for working capital needs in advance of customer orders. As a result, we base our funding and inventory decisions on estimates of future demand. If demand for our products does not increase as quickly as we have estimated or drops off sharply, our inventory and expenses could rise, and our business and operating results could suffer. Alternatively, if we experience sales in excess of our estimates, our working capital needs may be higher than those currently anticipated. Our ability to meet this excess customer demand depends on our ability to arrange for additional financing for any ongoing working capital shortages, since it is likely that cash flow from sales will lag behind these investment requirements.

Credit market volatility and illiquidity may affect our ability to raise capital to finance our operations, plant expansion and growth.

        The credit markets have experienced extreme volatility during the last year, and worldwide credit markets have remained illiquid despite injections of capital by the federal government and foreign governments. Despite the capital injections and government actions, banks and other lenders, such as equipment leasing companies, have significantly increased credit requirements and reduced the amounts available to borrowers. Companies with low credit ratings may not have access to the debt markets until the liquidity improves, if at all. If current credit market conditions do not improve, we may not be able to access debt or leasing markets to finance our plant expansion plans.

We may be unable to successfully implement or manage our planned expansion of our domestic manufacturing capability or realize the expected benefits of our planned expansion.

        We expect to aggressively expand our battery manufacturing capacity in the United States to meet expected demand for our product. Much of our planned domestic expansion depends upon our receipt of sufficient federal and state incentive funding. We may not receive the federal and state funding necessary for our planned expansion at all or on a timely basis. In addition, such funding could be subject to conditions that are commercially unacceptable to us or for which we are unable to comply. Even if we succeed in aggressively expanding our domestic manufacturing capacity, we may not have enough demand for our products to justify the increased capacity.

        Any such expansion will place a significant strain on our senior management team and our financial and other resources. Our proposed expansion will expose us to greater overhead and support costs and other risks associated with the manufacture and commercialization of new products. Our ability to manage our growth effectively will require us to continue to improve our operations and our financial and management information systems and to train, motivate and manage our employees. Difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm our business, prospects, results of operations and financial condition.

We may not be able to successfully recruit and retain skilled employees, particularly scientific, technical and management professionals.

        We believe that our future success will depend in large part on our ability to attract and retain highly skilled technical, managerial and marketing personnel who are familiar with our key customers and experienced in the battery industry. We plan to continue to expand our work force both domestically and internationally. Industry demand for such employees, especially employees with experience in battery chemistry and battery manufacturing processes, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense. This competition will intensify if the advanced battery market continues to grow, possibly requiring increases in compensation for current employees over time. We compete in the market for personnel against numerous companies, including larger, more established competitors who have significantly greater financial resources than we do and may be in a better financial position to offer higher compensation packages to attract and retain human capital. We cannot be certain that we will be successful in attracting and retaining the skilled personnel necessary to operate our business effectively in the future. Because of the highly technical nature of our batteries and battery systems, the loss of any significant number of our existing engineering and project management personnel could have a material adverse effect on our business and operating results.

Our future success depends on our ability to retain key personnel.

        Our success will depend to a significant extent on the continued services of our senior management team, and in particular David Vieau, our chief executive officer, and Gilbert N. Riley, Jr., our chief technical officer. The loss or unavailability of either of these individuals could harm our ability to execute our business plan, maintain important business relationships and complete certain product development initiatives, which could harm our business. We do not have agreements requiring any of our senior management team to remain with our company. In addition, each of these individuals could terminate his or her relationship with us at any time, and we may be unable to enforce any applicable employment or non-compete agreements.

If we do not continue to form and maintain economic arrangements with original equipment manufacturers, or OEMs, to commercialize our products, our profitability could be impaired.

        Our business strategy requires us to integrate the design of our products into products being developed by OEMs, and therefore to identify acceptable OEMs and enter into agreements with them. In addition, we will need to meet their requirements and specifications by developing and introducing new products and enhanced or modified versions of our existing products on a timely basis. OEMs often require unique configurations or custom designs for batteries or battery systems which must be developed and integrated into a product well before the product is launched. This development process requires not only substantial lead time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery systems to the customer, but also the cooperation and assistance of the OEMs in order to determine the requirements for each specific application. Technical problems may arise that affect the acceptance of our product by OEMs. If we are unable to design and develop products that meet OEMs' requirements, we may lose opportunities to obtain purchase orders, and our reputation may be damaged. In addition, we may not receive adequate assistance from OEMs to successfully commercialize our products, which could impair our profitability.

Declines in product prices may adversely affect our financial results.

        Our business is subject to intense price competition worldwide, which makes it difficult for us to maintain product prices and achieve adequate profits. Such intense price competition may adversely affect our ability to achieve profitability, especially during periods of decreases in demand. In addition, because of their purchasing size, our larger automotive customers can influence market participants to compete on price terms. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those pricing reductions may have an adverse impact on our business.

Implementations of new software platforms or modifications to existing platforms may disrupt our business and operations and could harm our operating results.

        The implementation of new software management platforms and the addition of these platforms at new locations, especially overseas, require significant management time, support and cost. As our business continues to develop, we expect to add and enhance existing management platforms in the areas of financial, inventory control, engineering, and customer support and warranty management. We cannot be sure that these platforms will be fully or effectively implemented on a timely basis, if at all. If we do not successfully implement or modify these platforms, our operations may be disrupted and our operating expenses could be harmed. In addition, the new systems may not operate as we expect them to, and we may be required to expend significant resources to correct problems or find alternative sources for performing these functions.

Our inability to effectively and quickly transfer, replicate and scale our new product manufacturing processes from low volume prototype production to high volume manufacturing facilities, could adversely affect our results of operations.

        Under our manufacturing model, we develop and establish manufacturing processes and systems for the low volume prototype production of our new products. As demand increases for a product, we transfer these processes and systems to, and replicate and scale these processes and systems in our high volume manufacturing facilities. If we are unable to effectively and quickly transfer, replicate and scale these manufacturing processes and systems, we may be unable to meet our customers' product quality and quantity requirements and lower our costs of goods sold and our results of operations could be adversely affected.

        In addition, our costs of goods sold for some of our new products exceed the purchase price for that product paid to us by our customers. If we are unable to decrease unit production costs for these products by increasing volumes, improving the manufacturing process, reducing transportation and handling costs or obtaining lower cost raw materials or component parts, we will not realize a profit from these products and our business will be harmed.

Problems in our manufacturing and assembly processes could limit our ability to produce sufficient batteries to meet the demands of our customers.

        Regardless of the process technology used, the manufacturing and assembly of safe, high-power batteries and battery systems is a highly complex process that requires extreme precision and quality control throughout a number of production stages. Because we outsource the manufacturing and assembly of one battery model and certain battery systems, we are unable to directly control delivery schedules, quality assurance, manufacturing yields and production costs. Any defects in battery packaging, impurities in the electrode materials used, contamination of the manufacturing environment, incorrect welding, excess moisture, equipment failure or other difficulties in the manufacturing process could cause batteries to be rejected, thereby reducing yields and affecting our ability to meet customer expectations.

        As we have scaled up our production capacity, we have experienced production problems that limited our ability to produce a sufficient number of batteries to meet the demands of one of our customers in the consumer market. If these or other production problems recur and we are unable to resolve them in a timely fashion, our business could suffer and our reputation may be harmed.

Our failure to cost-effectively manufacture our batteries and battery systems in quantities which satisfy our customers' demand and product specifications and their expectations for product quality and reliable delivery could damage our customer relationships and result in significant lost business opportunities for us.

        We manufacture a substantial percentage of our products rather than relying upon third-party outsourcing. To be successful, we must cost-effectively manufacture commercial quantities of our complex batteries and battery systems that meet our customer specifications for quality and timely delivery. To facilitate the commercialization of our products, we will need to further reduce our manufacturing costs, which we intend to do by working with manufacturing partners and by improving our manufacturing and development operations in our wholly-owned operations in China. We manufacture our batteries and assemble our products in China, Korea, Massachusetts and Michigan. We depend on the performance of our manufacturing partners, as well as our own manufacturing operations, to manufacture and deliver our products to our customers. If we or any of our manufacturing partners are unable to manufacture products in commercial quantities on a timely and cost-effective basis, we could lose our customers and be unable to attract future customers.

        In addition, we have recently begun to shift most of our battery assembly and all of our battery system manufacturing from contract manufacturing to in-house manufacturing, so our in-house experience with battery assembly and battery system manufacturing is limited.

We may be unable to complete or integrate acquisitions effectively, which may adversely affect our growth, profitability and results of operations.

        We may pursue acquisitions as part of our business strategy. However, we cannot be certain that we will be able to identify attractive acquisition targets, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Additionally, we may not be successful in integrating acquired businesses into our existing operations and achieving projected synergies. Competition for acquisition opportunities in the various industries in which we operate may rise, thereby increasing our costs of making acquisitions or causing us to refrain from making further acquisitions. These and other acquisition-related factors could negatively and adversely impact our growth, profitability and results of operations.

We entered into a joint venture in China that, if not successful, could adversely impact our business, business prospects and operating results.

        In December 2009, we formed a joint venture with SAIC Motor Co. Ltd., or SAIC, a leading automaker in China. We will have a 49 percent minority interest in the joint venture, Shanghai Advanced Traction Battery Systems Co., Ltd., or ATBS, which is domiciled in Shanghai, China. Pursuant to the joint venture agreements, we will supply ATBS with battery cells and, as requested by ATBS, we will grant necessary advanced technology licenses to ATBS for the development, manufacture and service of battery systems. As of December 31, 2009, we have not yet made any capital contributions to ATBS and operations of ATBS have not yet commenced.

        The business of ATBS is subject to all the operational risks that normally arise for a technology company with global operations pertaining to research and development, manufacturing, sales, service, marketing and corporate functions. In addition, there could be disagreements between us and SAIC with respect to important strategic and operational decisions. Operating a business as a joint venture often requires additional organizational formalities as well as time-consuming procedures for sharing information and making decisions. We may be required to pay more attention to our relationship with SAIC, as the co-owner of ATBS, and if SAIC ceases to be the co-owner of ATBS, our relationship with ATBS may be adversely affected. Additionally, as we are sharing intellectual property with ATBS we face the risks that we may not be able to maintain or enforce the rights to our intellectual property.

        If the joint venture terminates, the joint venture could retain technical know how relating to battery systems transferred by us as part of the agreement. Additionally, we would have to find new partners or separately pursue market opportunities in China which could cause us to incur additional time and expense.

Laws regulating the manufacture or transportation of batteries may be enacted which could result in a delay in the production of our batteries or the imposition of additional costs that could harm our ability to be profitable.

        Laws and regulations exist today, and additional laws and regulations may be enacted in the future, which impose environmental, health and safety controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium-ion batteries. Complying with any laws or regulations could require significant time and resources from our technical staff and possible redesign of one or more of our products, which may result in substantial expenditures and delays in the production of one or more of our products, all of which could harm our business and reduce our future profitability. The transportation of lithium and lithium-ion batteries is regulated both domestically and internationally. Compliance with these regulations, when applicable, increases the cost of producing and delivering our products.

We depend on contracts with the U.S. government and its agencies or on subcontracts with the U.S. government's prime contractors for revenue and research grants to fund or partially fund our research and development programs, and our failure to retain current or obtain additional contracts could preclude us from achieving our anticipated levels of revenue growth and profitability, increase our research and development expenses and delay or halt certain research and development programs.

        Our ability to develop and market some of our products depends upon maintaining our U.S. government contract revenue and research grants obtained, which are recorded as incremental revenue and an offset to our research and development expenses, respectively. Many of our U.S. government contracts are funded incrementally, with funding decisions made on an annual basis. Approximately 3.6% of our total revenue and 18.3% of our research and development expenses during the year ended December 31, 2009 were derived from government contracts and subcontracts. Changes in government policies, priorities or programs that result in budget reductions could cause the government to cancel existing contracts or eliminate follow-on phases in the future which would severely inhibit our ability to successfully complete the development and commercialization of some of our products. In addition, there can be no assurance that, once a government contract is completed, it will lead to follow-on contracts for additional research and development, prototype build and test or production. Furthermore, there can be no assurance that our U.S. government contracts or subcontracts will not be terminated or suspended in the future. A reduction or cancellation of these contracts, or of our participation in these programs, would increase our research and development expenses, which could materially and adversely affect our results of operations and could delay or impair our ability to develop new technologies and products.

If we are unable to develop manufacturing facilities for our products in the United States, we may lose business opportunities and our customer relationships may suffer.

        We believe that developing manufacturing facilities for our products in the United States is important, in order to address national economic imperatives, such as job creation, as well as to more efficiently address the needs of our U.S.-based customers. This expansion depends upon our receiving federal and state financial incentives, primarily in the form of direct grants and loans, to provide the necessary capital for facilities and equipment. If we are unable to obtain this government assistance on a timely basis and in the amounts requested, we will not be able to scale our capacity meet current and future customer demand for our products.

Because of the funding we receive from U.S. government entities and our government business initiatives, we are subject to U.S. federal government audits and other regulation, and our failure to satisfy audit requirements or comply with applicable regulations could subject us to material adjustments or penalties that could negatively impact our business.

        The accuracy and appropriateness of our direct and indirect costs and expenses under our contracts with the U.S. government are subject to extensive regulation and audit by appropriate agencies of the U.S. government. These agencies have the right to challenge our cost estimates or allocations with respect to any such contract. Additionally, substantial portions of the payments to us under U.S. government contracts are provisional payments that are subject to potential adjustment upon audit by such agencies. Adjustments that result from inquiries or audits of our contracts could have a material adverse impact on our financial condition or results of operations. Since our inception, we have not experienced any material adjustments as a result of any inquiries or audits, but there can be no assurance that our contracts will not be subject to material adjustments in the future.

        As we grow our government business, we may also need to comply with U.S. laws regulating the export of our products, particularly in our government business. We cannot be certain of our ability to obtain any licenses required to export our products or to receive authorization from the U.S. federal government for international sales or domestic sales to foreign persons. Moreover, the export regimes and the governing policies applicable to our business are subject to change. Our failure to comply with these and other applicable regulations, rules and approvals could result in the imposition of penalties, the loss of our government contracts or our suspension or debarment from contracting with the federal government generally, any of which would harm our business, financial condition and results of operations.

Our ability to sell our products to our direct, OEM and tier 1 supplier customers depends in part on the quality of our engineering and customization capabilities, and our failure to offer high quality engineering support and services could have a material adverse effect on our sales and operating results.

        A high level of support is critical for the successful marketing and sale of our products. The sale of our batteries and battery systems is characterized by significant co-development and customization work in certain applications. This development process requires not only substantial lead time between the commencement of design efforts for a customized battery system and the commencement of volume shipments of the battery systems to the customer, but also the cooperation and assistance of the OEMs to determine the requirements for each specific application. Once our products are designed into an OEM or tier 1 supplier customer's products or systems, the OEM or tier 1 supplier customer depends on us to resolve issues relating to our products. If we do not effectively assist our OEM or tier 1 supplier customers in customizing, integrating and deploying our products in their own systems or products, or if we do not succeed in helping them quickly resolve post-deployment issues and provide effective ongoing technical support, our ability to sell our products would be adversely affected.

        In addition, while we have supply and co-development agreements with customers located in different regions of the world, we do not have a globally distributed engineering support and services organization. Currently, any issue resolution related to our products, system deployment or integration is channeled back to our energy solutions group in Hopkinton, Massachusetts and Novi, Michigan, from which engineers and support personnel are deployed. As we grow our business with our existing customers and beyond the markets into which we currently sell our battery technologies, we may need to increase the size of our engineering support teams and deploy them closer to our customers. Our inability to deliver a consistent level of engineering support and overall service as we expand our operations could have a material adverse effect on our business and operating results. Moreover, despite our internal quality testing, our products may contain manufacturing or design defects or exhibit performance problems at any stage of their lifecycle. These problems could result in expensive and time-consuming design modifications and impose additional needs for engineering support and maintenance services as well as significant warranty charges.

Our past and future operations may lead to substantial environmental liability.

        The handling and use of some of the materials used in the development and manufacture of our products are subject to federal, state and local environmental laws, as well as environmental laws in other jurisdictions in which we operate. Under applicable environmental laws, we may be jointly and severally liable with prior property owners for the treatment, cleanup, remediation and/or removal of any hazardous substances discovered at any property we use. In addition, courts or government agencies may impose liability for, among other things, the improper release, discharge, storage, use, disposal or transportation of hazardous substances. If we incur any significant environmental liabilities, our ability to execute our business plan and our financial condition would be harmed. Our facilities or operations could be damaged or adversely affected as a result of disasters or unpredictable events, including widespread public health problems.

        Our headquarters, including sales offices and research and development centers, is located in Massachusetts. We also operate manufacturing, logistics, sales and research and development facilities in Michigan, China, Korea and Canada. If major disasters such as earthquakes, fires, floods, hurricanes, wars, terrorist attacks, computer viruses, pandemics or other events occur, or our information system or communications network breaks down or operates improperly, our facilities may be seriously damaged, or we may have to stop or delay production and shipment of our products. We may incur expenses relating to such damages. In addition, a renewed outbreak of SARS, avian flu, swine flu or another widespread public health problem in China or the United States could have a negative effect on our operations.

Risks Related to Intellectual Property

Third parties have asserted that they own or control patents that are infringed by our products.

        We are presently involved in two related patent litigations with Hydro-Québec involving certain patents it has licensed from The University of Texas, or UT, related to electrode materials used in lithium-ion batteries. After discussions with Hydro-Québec about the relevance of two of these patents to our products, we brought an action in the Federal District Court of Massachusetts seeking a declaratory judgment that our products do not infringe these two UT patents. In response, Hydro-Québec and the UT countersued us in the Federal Courts in Texas. Both cases are currently stayed pending re-examination of these patents by the U.S. Patent Office. The re-examination of these patents is complete, but the stay continues, although the litigation could resume at any time. For a more detailed discussion of our patent litigation, see Item 3 of Part I: "Legal Proceedings" of our Annual Report on Form 10-K, as filed with the SEC on March 15, 2010 and incorporated herein by reference.

        We believe that we have valid non-infringement defenses against both of these patents and that at least one of the patents is invalid. If we were to challenge the validity of any issued United States patent in court, we would need to overcome a presumption of validity that attaches to every patent. This burden is high and would require us to present clear and convincing evidence as to the invalidity of the patent's claims. There is no assurance that a court would find in our favor on infringement or validity and, if this case is not resolved in our favor, we may be required to pay substantial damages. In addition, an adverse ruling could cause us, and our customers, development partners and licensees, to stop, modify or delay activities in the United States such as research, development, manufacturing and sales of products based on technologies covered by these patents. We would need to develop products and technologies that design around these patents or obtain a license to the appropriate patent. There is no certainty that such design-arounds exist or if they exist that they would be commercially competitive, and there is no certainty that a license from the appropriate parties could be obtained.

Also, the mere existence, and the uncertainty with respect to the ultimate outcome, of this patent litigation or any other patent litigation that we may become involved with, could cause our current and potential customers, development partners, the federal or state governments and licensees to stop, delay or avoid doing business with us or modify the extent to which they are willing to do business with us, and this loss or delay of business could harm our operating results and our ability to execute on our business plan.

Other parties may also bring intellectual property infringement claims against us which would be time-consuming and expensive to defend, and if any of our products or processes is found to be infringing, we may not be able to procure licenses to use patents necessary to our business at reasonable terms, if at all.

        Our success depends in part on avoiding the infringement of other parties' patents and proprietary rights. We may inadvertently infringe existing third-party patents or third-party patents issued on existing patent applications. In the United States and most other countries, patent applications are published 18 months after filing. As a result, there may be third-party pending patent applications of which we are unaware, and which we may infringe once they issue. These third parties could bring claims against us that, even if resolved in our favor, could cause us to incur substantial expenses and, if resolved against us, could cause us to pay substantial damages. Under some circumstances in the United States, these damages could be triple the actual damages the patent holder incurs. If we have supplied infringing products to third parties for marketing or licensed third parties to manufacture, use or market infringing products, we may be obligated to indemnify these third parties for any damages they may be required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or damages paid to the patent holder. In addition, we may have, and may be required to, make representations as to our right to supply and/or license intellectual property and to our compliance with laws. Such representations are usually supported by indemnification provisions requiring us to defend our customers and otherwise make them whole if we license or supply products that infringe on third party technologies or violate government regulations. Further, if a patent infringement suit were brought against us, we and our customers, development partners and licensees could be forced to stop or delay research, development, manufacturing or sales of products based on our technologies in the country or countries covered by the patent we infringe, unless we can obtain a license from the patent holder. Such a license may not be available on acceptable terms, or at all, particularly if the third party is developing or marketing a product competitive with products based on our technologies. Even if we were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property.

        Any successful infringement action brought against us may also adversely affect marketing of products based on our technologies in other markets not covered by the infringement action. Furthermore, we may suffer adverse consequences from a successful infringement action against us even if the action is subsequently reversed on appeal, nullified through another action or resolved by settlement with the patent holder. As a result, any infringement action against us would likely harm our competitive position, be costly and require significant time and attention of our key management and technical personnel.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

        Competitors or others may infringe our patents. To counter infringement or unauthorized use, we may be required to file patent infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover that technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing.

        Interference proceedings brought by the United States Patent and Trademark Office may be necessary to determine the priority of inventions with respect to our patent applications. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and be a distraction to our management. We may not be able to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the United States.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure. In addition, during the course of this litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

        We may not prevail in any litigation or interference proceeding in which we are involved. Even if we do prevail, these proceedings can be expensive and distract our management.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

        Patent applications in the United States are maintained in secrecy until the patents are published or are issued. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, we cannot be certain that we are the first creator of inventions covered by pending patent applications or the first to file patent applications on these inventions. We also cannot be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford protection against a competitor. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued. Furthermore, if these patent applications issue, some foreign countries provide significantly less effective patent enforcement than in the United States.

        The status of patents involves complex legal and factual questions and the breadth of claims allowed is uncertain. Accordingly, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us in the near future will afford protection against competitors with similar technology. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our operations.

Our patents and other protective measures may not adequately protect our proprietary intellectual property.

        We regard our intellectual property, particularly our proprietary rights in our battery and battery system technology, as critical to our success. We have received a number of patents, and filed other patent applications, for various applications and aspects of our technology or processes and other intellectual property. In addition, we generally enter into confidentiality and invention agreements with our employees and consultants. Such patents and agreements and various other measures we take to protect our intellectual property from use by others may not be effective for various reasons, including the following:

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  our pending patent applications may not be granted for various reasons, including the existence of conflicting patents or defects in our applications;

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  the patents we have been granted may be challenged, invalidated or circumvented because of the pre-existence of similar patented or unpatented intellectual property rights or for other reasons;

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  parties to the confidentiality and invention agreements may have such agreements declared unenforceable or, even if the agreements are enforceable, may breach such agreements;

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  the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement prohibitive;

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  even if we enforce our rights aggressively, injunctions, fines and other penalties may be insufficient to deter violations of our intellectual property rights; and

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  other persons may independently develop proprietary information and techniques that are functionally equivalent or superior to our intellectual proprietary information and techniques but do not breach our patented or unpatented proprietary rights.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

        We rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, contractors, consultants, outside scientific collaborators and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets or independently develop processes or products that are similar or identical to our trade secrets, and courts outside the United States may be less willing to protect trade secrets. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Risks Associated With Doing Business Internationally and Specifically in China and Korea

Our substantial international operations subject us to a number of risks, including unfavorable political, regulatory, labor and tax conditions.

        We have significant manufacturing facilities and operations in China and Korea that are subject to the legal, political, regulatory and social requirements and economic conditions in these jurisdictions. In addition, we expect to sell a significant portion of our products to customers located outside the United States. Risks inherent to international operations and sales, include, but are not limited to, the following:

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  difficulty in enforcing agreements, judgments and arbitration awards in foreign legal systems;

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  fluctuations in exchange rates may affect product demand and may adversely affect our profitability in U.S. dollars to the extent the cost of raw materials and labor is denominated in a foreign currency;

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  impediments to the flow of foreign exchange capital payments and receipts due to exchange controls instituted by certain foreign governments and the fact that the local currencies of these countries are not freely convertible;

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  inability to obtain, maintain or enforce intellectual property rights;

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  changes in general economic and political conditions;

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  changes in foreign government regulations and technical standards, including additional regulation of rechargeable batteries, power technology, or the transport of lithium or phosphate, which may reduce or eliminate our ability to sell or license in certain markets;

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  requirements or preferences of foreign nations for domestic products could reduce demand for our products;

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  trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive; and

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  longer payment cycles typically associated with international sales and potential difficulties in collecting accounts receivable, which may reduce the future profitability of foreign sales.

        Our business in foreign jurisdictions requires us to respond to rapid changes in market conditions in these countries. Our overall success as a global business depends on our ability to succeed in different legal, regulatory, economic, social and political situations and conditions. We may not be able to develop and implement effective policies and strategies in each foreign jurisdiction where we do business. Also, each of the foregoing risks will likely take on increased significance as we implement plans to expand foreign manufacturing operations.

Since many of our products are manufactured in China, we own and lease manufacturing facilities in China and the Chinese market is of growing importance for our products, we face risks if China loses normal trade relations status with the United States or if US-China trade relations are otherwise adversely impacted.

        We manufacture and export our products from China and own and lease manufacturing facilities in China. We may also sell our products in China in the future. Our products sold in the United States have normal trade relations status and are currently not subject to United States import duties. As a result of opposition to certain policies of the Chinese government and China's growing trade surpluses with the United States, there has been, and in the future may be, opposition to normal trade relations status with China. The United States Congress may also introduce China trade legislation targeting currency manipulation, which may adversely affect our business in China. The loss of normal trade relations status for China, changes in current tariff structures or adoption in the United States of other trade policies adverse to China, and any retaliatory measures that impact our products in the Chinese market, could have an adverse effect on our business.

        A change in exchange rates mandated by legislation could negatively impact the cost of imported raw materials and products.

        Furthermore, our business and operations may be adversely affected by deterioration of the diplomatic and political relationships between the United States and China. If the relationship between the United States and China were to materially deteriorate, it could negatively impact our ability to control our operations and relationships in China, enforce any agreements we have with Chinese partners or otherwise deal with any assets or investments we may have in China.

Our ongoing manufacturing operations in China are complex and having these remote operations may divert management's attention, lead to disruptions in operations, delay implementation of our business strategy and make it difficult to establish adequate management and financial controls in China. Our plans to grow our business to include sales to Chinese customers may necessitate additional management attention to establishing and maintaining one or more joint venture relationships with Chinese parties.

        Currently, we have most of our manufacturing operations in China. We may not be able to find or retain suitable employees in China and we may have to train personnel to perform necessary functions for our manufacturing, senior management and development operations. This may divert management's attention, lead to disruptions in operations and delay implementation of our business strategy, all of which could negatively impact our profitability.

        China has only recently begun to adopt management and financial reporting concepts and practices like those with which investors in the United States are familiar. We may have difficulty in hiring and retaining employees in China who have the experience necessary to implement the kind of management and financial controls that are expected of a United States public company. If we cannot establish and implement such controls, we may experience difficulty in collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet U.S. standards.

        Growing our business to include sales to Chinese customers may involve us entering into a Chinese-foreign joint venture with a Chinese partner. A Chinese-foreign joint venture can be a complex business arrangement requiring substantial management attention to the joint venture relationship. The joint venture will also require capital contributions and due to China's foreign exchange controls, uncertainty as to the ability to repatriate profits and principal out of China.

Because of the relative weakness of the Chinese legal system in general, and the intellectual property regime in particular, we may not be able to enforce intellectual property rights in China.

        The legal regime protecting intellectual property rights in China is weak. Because the Chinese legal system in general, and the intellectual property regime in particular, are relatively weak, it is often difficult to create and enforce intellectual property rights in China. Accordingly, we may not be able to effectively protect our intellectual property rights in China.

Enforcing agreements and laws in China is difficult and may be impossible because China does not have a comprehensive system of laws.

        We depend on our relationships with our Chinese manufacturing partners. In China, enforcement of contractual agreements may be sporadic, and implementation and interpretation of laws may be inconsistent. The Chinese judiciary is relatively inexperienced in interpreting agreements and enforcing China's laws, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment or an arbitration award by a court of another jurisdiction.

The government of China may change or even reverse its policies of promoting private industry and foreign investment, in which case our assets and operations may be at risk.

        Our existing and planned operations in China are subject to risks related to the business, economic and political conditions in China, which include the possibility that the central government of China will change or even reverse its policies of promoting private industry and foreign investment in China. The government of China has exercised and continues to exercise substantial control over virtually every section of the Chinese economy through regulation and state ownership. Many of the current reforms which support private business in China are of recent origin or provisional in nature. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities of per capita wealth among citizens of China and between regions within China, could also lead to further readjustment of the government's reform measures. It is not possible to predict whether the Chinese government will continue to be as supportive of private business in China, nor is it possible to predict how any future reforms will affect our business. For example, if the government were to limit the number of foreign personnel who could work in the country, substantially increase taxes on foreign businesses, eliminate export processing zones, restrict the transportation of goods in and out of the country, adopt policies favoring competitors or impose other restrictions on our operations, the impact may be significant.

        Significantly, a reversal of current liberalizations of foreign exchange controls by the Chinese government could be disruptive and costly to our cross-border operations and our business as a whole.

Business practices in China and Korea may entail greater risk and dependence upon the personal relationships of senior management than is common in North America, and therefore some of our agreements with other parties in China and Korea could be difficult or impossible to enforce.

        The business cultures of China and Korea are, in some respects, different from the business cultures in Western countries and may present some difficulty for Western investors reviewing contractual relationships among companies in China and Korea and evaluating the merits of an investment. Personal relationships among business principals of companies and business entities in China and Korea are very significant in their business cultures. In some cases, because so much reliance is based upon personal relationships, written contracts among businesses in China and Korea may be less detailed and specific than is commonly accepted for similar written agreements in Western countries. In some cases, material terms of an understanding are not contained in the written agreement but exist as oral agreements only. In other cases, the terms of transactions which may involve material amounts of money are not documented at all. In addition, in contrast to Western business practices where a written agreement specifically defines the terms, rights and obligations of the parties in a legally-binding and enforceable manner, the parties to a written agreement in China or Korea may view that agreement more as a starting point for an ongoing business relationship which will evolve and require ongoing modification. As a result, written agreements in China or Korea may appear to the Western reader to look more like outline agreements that precede a formal written agreement. While these documents may appear incomplete or unenforceable to a Western reader, the parties to the agreement in China or Korea may feel that they have a more complete understanding than is apparent to someone who is only reading the written agreement without having attended the negotiations. As a result, contractual arrangements in China and Korea may be more difficult to review and understand.

China has introduced sweeping reforms to its income tax, turnover tax and other tax laws and regulations. Some of the changes increase the taxes for foreign-invested and other businesses in China will incur on specific types of transactions as well as arising from operations generally in China. Our earnings may be affected by tax adjustments to reflect such changes in the law.

        Pursuant to a comprehensive reform of China's tax system that took effect on January 1, 2008, income tax incentives granted to foreign-invested enterprises, and geographically-based incentives, have largely been eliminated and have been replaced with incentives designed to encourage enterprises, domestic and foreign-invested alike, in selected industries. For example, dividends paid by foreign-invested enterprises to foreign shareholders are no longer exempt from withholding tax. A 10% withholding tax applies to dividends, although the rate is reduced to 5% by certain tax treaties. The tax holidays and tax reduction periods and the reduced national income tax rate that foreign-invested enterprises engaged in production used to enjoy have also been removed. The tax incentives promised to our wholly foreign-owned subsidiaries located in export processing zones at the time of inception will be phased-out by the end of 2012. At that time, these subsidiaries and any new foreign-invested enterprises we might establish as part of our strategy to expand the market for our products will no longer have income tax advantages over Chinese domestic businesses.

        China's turnover tax system consists of VAT, consumption tax and business tax. VAT is primarily imposed on import and sales of goods and certain services, such as repairing, processing and replacement. Export sales are exempt under VAT rules, and an exporter who incurs VAT on the purchase or manufacture of goods should be able to claim a refund from Chinese tax authorities. Depending on whether VAT export refund rates are raised or reduced for relevant goods, exporters might bear part of the VAT they incurred in conjunction with producing the exported goods. To mitigate the effects of the global economic downturn on China's export industry, the PRC Ministry of Finance and the State Administration of Taxation have raised VAT rebates on numerous exported labor-intensive and high-value-added products. However, the Chinese government may also lower rebate rates in future in response to different economic and policy objectives.

        China has also introduced sweeping VAT policy reforms with effect from January 1, 2009, which facilitate China's shift from a production-based VAT scheme to a consumption-based system. Generally, the new system reduces the total output VAT of production enterprises as fixed-asset investment costs related to VAT-eligible output are no longer subject to VAT. However, our VAT costs will depend on our ability to pass on input VAT to our local suppliers and customers. As the relevant VAT law and implementing regulations are new, there may be a period of adjustment before any cost-savings are realized.

        Business tax is usually a fee of 3-5 percent levied on services—such as transport, construction, education, finance, and insurance—transfer of intangible assets, and sales of fixed assets, none of which are generally eligible for VAT. New business tax regulations, which took effect January 1, 2009, may impose business on services exchanged among China- and foreign-based entities which previously were not subject to business tax, and the potential overall impact is to increase the tax burden of cross-border service transactions.

        Frequent changes to China's tax laws can result in uncertainty and unpredictability in financial results of our operations in China. China's tax laws are supplemented with detailed implementation rules and circulars. However, the interpretation of the rules may vary among local tax authorities.

Risks Related to Ownership of Our Common Stock

We are incurring increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

        As a public company, we are incurring significant additional legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC and the Nasdaq Global Market. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically in recent years. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage previously available. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

An active trading market for our common stock may not develop or be sustained, and you may not be able to resell your shares at or above the price at which you purchased them.

        We have a limited history as a public company. An active trading market for our shares may never develop or be sustained. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the price they paid or at the time that they would like to sell.

Our stock price may be volatile.

        The market price of our common stock could be subject to significant fluctuations, and it may decline below the price at which you purchased it. Market prices for securities of early stage companies have historically been particularly volatile. As a result of this volatility, you may not be able to sell your common stock at or above the price you paid. Some of the factors that may cause the market price of our common stock to fluctuate include:

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  fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

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  fluctuations in our recorded revenue, even during periods of significant sales order activity;

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  changes in estimates of our financial results or recommendations by securities analysts;

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  failure of any of our products to achieve or maintain market acceptance;

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  product liability issues involving our products or our competitors' products;

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  changes in market valuations of similar companies;

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  success of competitive products or technologies;

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  changes in our capital structure, such as future issuances of securities or the incurrence of debt;

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  announcements by us or our competitors of significant services, contracts, acquisitions or strategic alliances;

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  developments or announcements related to our application for government stimulus funds;

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  regulatory developments in the United States, foreign countries or both;

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  litigation involving us, our general industry or both;

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  additions or departures of key personnel;

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  investors' general perception of us; and

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  changes in general economic, industry and market conditions.

        In addition, if the market for technology stocks or the stock market in general experiences a loss of investor confidence, the trading price of our common stock could decline for reasons unrelated to our business, financial condition or results of operations. If any of the foregoing occurs, it could cause our stock price to fall and may expose us to class action lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

A significant portion of our total outstanding shares may be sold into the public market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the lock-up agreements our stockholders entered into with the underwriters of our initial public offering, or IPO. These sales, or the market perception that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. On March 29, 2010, 71,111,858 shares of common stock, currently subject to a contractual lock-up (which began on the closing of the IPO on September 29, 2009), will be freely tradable, subject to any applicable volume limitations under federal securities laws. Morgan Stanley and Goldman, Sachs & Co., acting as co-representatives of the underwriters, may permit our officers, directors, employees and current stockholders who are subject to the contractual lock-up to sell shares prior to the expiration of the lock-up agreements.

        In addition, as of December 31, 2009, there were 10,639,961 shares subject to outstanding options that will become eligible for sale in the public market to the extent permitted by any applicable vesting requirements, the lock-up agreements and Rules 144 and 701 under the Securities Act of 1933, as amended. Moreover, holders of an aggregate of approximately 62.0 million shares of our common stock as of December 31, 2009, have rights, subject to some conditions, to require us to file registration statements covering their shares and to include their shares in registration statements that we may file for ourselves or other stockholders. Holders of an aggregate of approximately 3.3 million additional shares of our common stock as of December 31, 2009, have rights, subject to some conditions, to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our equity incentive plans, including 3,049,542 shares reserved for future issuance under our equity incentive plans. Once we register and issue these shares, they can be freely sold in the public market upon issuance, subject to the lock-up agreements.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our management has broad discretion over the use of our cash reserves, if any, and might not apply this cash in ways that increase the value of your investment.

        Our management has broad discretion to use our cash reserves, if any, and you will be relying on the judgment of our management regarding the application of this cash. Our management might not apply our cash in ways that increase the value of your investment. We expect to use our cash reserves for capital expenditures, including capital expenditures related to the expansion of our manufacturing capacity in Michigan, working capital, and other general corporate purposes, which may in the future include investments in, or acquisitions of, complementary businesses, joint ventures, partnerships, services or technologies. Our management might not be able to yield a significant return, if any, on any investment of this cash. You will not have the opportunity to influence our decisions on how to use our cash reserves.

We do not expect to declare any dividends in the foreseeable future.

        We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

        Our certificate of incorporation, bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

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  authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

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  limiting the liability of, and providing indemnification to, our directors and officers;

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  limiting the ability of our stockholders to call and bring business before special meetings and to take action by written consent in lieu of a meeting;

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  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

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  controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

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  providing the board of directors with the express power to postpone previously scheduled annual meetings and to cancel previously scheduled special meetings;

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  establishing a classified board of directors so that not all members of our board are elected at one time;

  •
  limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office; and

  •
  providing that directors may be removed by stockholders only for cause.

        These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation law, which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. For purposes of these statutes, any statement contained herein, in any prospectus supplement or in the documents we incorporate by reference in this prospectus other than a statement of historical fact, may be a forward-looking statement. For example, we may, in some cases, use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including the factors referred to above under the heading "Risk Factors." These important factors include the factors that we identify in the documents that we incorporate by reference in this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement or the documents we incorporate by reference in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We are filing the registration statement of which this prospectus is a part to permit a holder of the shares of our common stock described in the section entitled "Selling Stockholder" to resell such shares. We will not receive any proceeds from the sale of shares by the selling stockholder. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling stockholder.

        The selling stockholder will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, and fees and expenses of our counsel and our accountants.

DIVIDEND POLICY

        We have never declared or paid any dividends on our common stock. We currently intend to retain any future earnings to finance our research and development efforts, the development of our drug candidates and the expansion of our business and do not intend to declare or pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

 MARKET PRICE INFORMATION

        Our common stock began trading on the NASDAQ Global Market on September 24, 2009 under the symbol "AONE". Prior to that time, there was no established public trading market for our common stock. The following table sets forth the high and low sale prices per share for our common stock on the NASDAQ Global Market for the period indicated:

	High	Low
2009
Third Quarter (beginning September 24, 2009)	$22.10	$16.56
Fourth Quarter	$28.20	$14.31

        On March 12, 2010, the last reported sale price of our common stock on the NASDAQ Global Market was $16.18 per share.

OTHER INFORMATION REGARDING THE COMPANY

        Additional information regarding our business, properties, legal proceedings, equity compensation plans, changes in and disagreements with the accountants on accounting and financial disclosure, quantitative and qualitative disclosures about market risk and our "Management's Discussion and Analysis of Financial Condition and Results of Operations" is incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

        There have been no material changes in our affairs that have occurred since December 31, 2009 that have not been described in a Form 8-K filed under the Exchange Act.

        Additional information regarding our directors and executive officers, executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions is incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

 SELLING STOCKHOLDER

        We issued 266,084 of the shares of common stock covered by this prospectus to Fisker in a private placement in connection with a strategic transaction with Fisker. The private placement closed on January 15, 2010. The following table sets forth, to our knowledge, certain information about the selling stockholder as of March 12, 2010.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. To our knowledge, the entity named in the table has sole voting and investment power with respect to its shares of common stock. Fisker's percentage ownership presented in the table below is based on the number of shares of our common stock outstanding as of March 11, 2010, or 103,805,619 shares.

	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Shares of Common Stock to be Beneficially Owned After Offering(2)
			Number of Shares of Common Stock Being Offered
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Fisker Automotive, Inc.	266,084	*	479,282	—	—

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
This number represents the shares currently held by the selling stockholder and does not include any additional shares that may be issued to the selling stockholder pursuant to our investment agreements with Fisker.

(2)
We do not know when or in what amounts the selling stockholder may offer shares for sale. The selling stockholder might not sell any or all of the shares offered by this prospectus. Because the selling stockholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

        Prior to the completion of the private placement to Fisker, the selling stockholder had not, and none of its affiliates, officers, directors or holders of 5% or more of its share capital has, held any position or office with us or any of our subsidiaries within the past three years.

 PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term "selling stockholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholder may sell shares by one or more of, or a combination of, the following methods:

  •
  purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  an over-the-counter distribution in accordance with the rules of the NASDAQ National Market;

  •
  in privately negotiated transactions; and

  •
  in options transactions.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling stockholder and any broker-dealers who execute sales for the selling stockholder may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholder and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

        We have agreed with the selling stockholder to keep the Registration Statement of which this prospectus constitutes a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or (ii) January 15, 2011.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement, of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

        As of March 11, 2010, there were 103,805,619 shares of our common stock outstanding and held of record by 211 stockholders.

        Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders will be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

        In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our board of directors is authorized, without action by the stockholders, to designate and issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

        The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate the uncertainty and delay associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. As of March 15, 2010, there are no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Delaware Anti-takeover Law and Certain Charter and By-Law Provisions

  Delaware Law

        We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a "business combination" with any "interested stockholder" for three years following the date that the person became an interested stockholder, unless either (1) the interested stockholder attained such status with the approval of our board of directors, or (2) the business combination is approved by our board of directors and stockholders in a prescribed manner or (3) the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A "business combination" includes, among other things, a merger or consolidation involving us and the "interested stockholder," the sale of more than 10% of our assets, and other transactions resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. This provision may discourage or prevent unsolicited tender offers for our outstanding common stock.

  Staggered Board

        In accordance with the terms of our restated certificate of incorporation and second amended and restated by-laws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms. Our restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our restated certificate of incorporation and our second amended and restated by-laws also provide that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of our voting stock, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Our classified board could have the effect of delaying or discouraging an acquisition of A123 Systems or a change in our management.

  Stockholder Action; Special Meeting of Stockholders; Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our restated certificate of incorporation and our second amended and restated by-laws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our restated certificate of incorporation and our second amended and restated by-laws also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer, president or our board of directors. In addition, our second amended and restated by-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the board of directors. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions that are favored by the holders of a majority of our outstanding voting stock. These provisions could also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting stock, it would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly-called stockholders meeting and not by written consent.

  Super-Majority Voting

        The affirmative vote of the holders of at least 75% of our voting stock is required to amend or repeal or to adopt any provisions inconsistent with any of the provisions of our restated certificate of incorporation or second amended and restated by-laws described in the prior two paragraphs.

Limitation of Liability and Indemnification

        Our certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

NASDAQ Global Market

        Our common stock is traded on the NASDAQ Global Market under the symbol "AONE."

PERFORMANCE GRAPH

        The following Performance Graph and related information shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

        The following graph compares the cumulative 3-month total return attained by shareholders on A123 Systems, Inc.'s common stock relative to the cumulative total returns of the NASDAQ Composite index and the Dow Jones US Electrical Components & Equipment TSM index. An investment of $100 (with reinvestment of all dividends) is assumed to have been made in our common stock on 9/24/2009 and in each of the indexes on 8/31/2009 and its relative performance is tracked through 12/31/2009.

COMPARISON OF 3 MONTH CUMULATIVE TOTAL RETURN*
Among A123 Systems, Inc., The NASDAQ Composite Index
And The Dow Jones US Electrical Components & Equipment TSM Index

*$100 invested on 9/24/09 in stock or 8/31/09 in index, including reinvestment of dividends.
Fiscal year ending December 31, 2009.

Copyright© 2010 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.

	9/24/09	9/30/09	10/31/09	11/30/09	12/31/09
A123 Systems, Inc.	100.00	105.08	96.90	79.60	110.60
NASDAQ Composite	100.00	105.45	101.96	107.04	113.03
Dow Jones US Electrical Components & Equipment TSM	100.00	108.56	103.30	105.70	116.90

        The stock price performance included in this graph is not necessarily indicative of future stock price performance.

 DIRECTOR INDEPENDENCE

        Under Rule 5605(b)(1) of the Nasdaq Marketplace Rules, independent directors must comprise a majority of a listed company's board of directors within one year of listing. In addition, Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Nasdaq Marketplace Rule 5605(a)(2), a director will only qualify as an "independent director" if, in the opinion of that company's board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered to be independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

        In March 2010, our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of Messrs. McCarthy, Goldstein and Haroian, and Drs. Deshpande, Jacobs and Little, representing six of our eight directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is "independent" as that term is defined under Nasdaq Marketplace Rule 5605(a)(2). Our board of directors also determined that Messrs. Goldstein, Haroian and McCarthy, who comprise our audit committee, Messrs. Haroian and McCarthy and Dr. Deshpande, who comprise our compensation committee, and Mr. Goldstein and Drs. Deshpande and Jacobs, who comprise our nominating and governance committee, satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq Marketplace Rules. In making this determination, our board of directors considered the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

LEGAL MATTERS

        The validity of the issuance of the common stock offered by this prospectus will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

        The financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can find, copy and inspect information we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information about the public reference room. You can review our electronically filed reports, proxy and information statements on the SEC's web site at http://www.sec.gov or on our web site at http://www.a123systems.com. Information included on our web site is not a part of this prospectus or any prospectus supplement.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including exhibits and schedules. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        We are "incorporating by reference" certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

        We have filed the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the SEC on March 15, 2010;

  •
  Our Current Report on Form 8-K, as filed with the SEC on January 15, 2010; and

  •
  Our Current Report on Form 8-K, as filed with the SEC on March 4, 2010.

        A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

    A123 Systems, Inc.
    Arsenal on the Charles
    321 Arsenal Street, 3rd Floor
    Watertown, MA 02472
    Phone: (617) 778-5700

        You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses to be incurred in connection with the registration of the securities being registered hereby, all of which will be borne by us. Except for the SEC registration fee, all amounts are estimates.

Description	Amount
SEC registration fee	$546
Accounting fees and expenses	7,500
Legal fees and expenses	40,000
Miscellaneous expenses	$10,000

Total expenses	$58,046

Item 14.    Indemnification of Directors and Officers

        Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

        Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

        Our certificate of incorporation also provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, our director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee or, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys' fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If we don't assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

        We maintain a general liability insurance policy which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of our board of directors.

        The indemnification provisions contained in our Restated Certificate of Incorporation and Amended and Restated Bylaws are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we maintain insurance on behalf of our directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

Item 15.    Recent Sales of Unregistered Securities

        Set forth below is information regarding securities issued by us within the past three years. Also included is the consideration, if any, received by us for such securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed. No underwriters were involved in any such sales.

  (a)
  Equity Issuances

        On April 3, 2009 and May 27, 2009, we sold an aggregate of 10,862,226 shares of our series F convertible preferred stock to 29 accredited investors at a purchase price of $9.20 per share for aggregate proceeds of $99.9 million.

        On May 6, 2008, May 30, 2008 and June 16, 2008, we sold an aggregate of 6,152,553 shares of our series E convertible preferred stock to 15 accredited investors at a purchase price of $16.59 per share for aggregate proceeds of $102.1 million.

        On February 11, 2008, we sold 692,520 shares of our common stock to one purchaser at a purchase price of $7.22 per share for proceeds of $5.0 million.

        On February 8, 2008, we sold 900,277 shares of our common stock to one purchaser at a purchase price of $7.22 per share for proceeds of $6.5 million.

        On January 11, 2008, we sold 692,520 shares of our common stock to one purchaser at a purchase price of $7.22 per share for proceeds of $5.0 million.

        On September 28, 2007, we sold 100,000 shares of restricted common stock to one purchaser at a purchase price of $6.56 per share for proceeds of $656,000.

        On August 14, 2007, August 13, 2007, August 7, 2007, August 3, 2007, February 1, 2007, January 30, 2007 and January 24, 2007, we sold an aggregate of 10,669,708 shares of our series D convertible preferred stock to 28 purchasers at a purchase price of $6.56 per share for aggregate proceeds of $70 million.

        On July 19, 2007, we issued 12,087 shares of our series A preferred stock to Comerica Bank upon the cashless exercise of a warrant to purchase up to 15,000 shares of our common stock at $1.00 per share.

  (b)
  Warrants

        On February 8, 2008, we issued a warrant to purchase up to 45,000 shares of our common stock at an exercise price of $8.15 per share to Skadden, Arps, Slate, Meagher & Flom LLP, as consideration for services rendered.

        We issued an aggregate of 49,210 shares of our common stock on September 28 and 30, 2009 to Gold Hill Venture Lending 03, LP and SVB Financial Group upon the exercise of warrants at an exercise price of $3.37 per share. These warrants were exercised on a "cashless" basis, as an aggregate of 10,120 of the shares subject to such warrants, representing aggregate consideration of $165,888, were forfeited as payment for the shares issued.

  (c)
  Private Placements

        On January 15, 2010, we issued 479,282 shares of our common stock to Fisker in connection with a private placement.

  (d)
  Options and Restricted Stock

        From the period beginning January 1, 2006 through March 1, 2010, we have issued an aggregate of 115,456 shares of restricted common stock, which were issued either (i) at prices ranging from $5.49 to $11.69 per share or (ii) for services rendered, to certain of our employees and consultants pursuant to our 2001 Plan.

        From the period beginning January 1, 2006 through March 1, 2010, we have granted stock options to purchase an aggregate of 9,187,176 shares of our common stock with exercise prices ranging from $0.73 to $13.28 per share, to employees, directors and consultants pursuant to our 2001 Plan and stock options to purchase an aggregate of 378,792 shares of our common stock, with an exercise price of $20.11 per share, to employees and directors pursuant to our 2009 stock incentive plan. An aggregate of 1,779,934 shares have been issued upon the exercise of stock options for an aggregate consideration of $1,374,528 as of March 1, 2010. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

        The securities described in paragraphs (a), (b) and (c) of this Item 15 were issued in reliance on the exemption provided by Section 4(2) of the Securities Act and, in certain cases, in reliance on Regulation D promulgated thereunder. The recipients of such securities represented their intentions to acquire the securities for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof.

        The securities described in paragraph (d) of this Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants in reliance on the exemptions provided by either Section 4(2) of the Securities Act or Rule 701 promulgated under Section 3(b) of the Securities Act.

        All securities described in this Item 15 are deemed restricted securities for purposes of the Securities Act. The instruments representing such issued securities included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16.    Exhibits and Financial Statement Schedules

        (a)   The following exhibits are included with this filing or incorporated by reference as listed herein:

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewithin
3.1	Thirteenth Amended and Restated Certificate of Incorporation of the Registrant	S-1/A	333-152871	9/9/2009	3.1
3.2	Second Amended and Restated By-laws of the Registrant	S-1	333-152871	10/9/2008	3.4
4.1	Specimen Stock Certificate evidencing the shares of common stock.	S-1	333-152871	8/9/2008	4.1
5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP.	—	—	—	—	X
10.1	2009 Stock Incentive Plan.	S-1/A	333-152871	8/19/2009	10.5
10.2	Form of Management Incentive Stock Option Agreement under 2009 Stock Incentive Plan.	S-1/A	333-152871	8/19/2009	10.6
10.3	Form of Management Nonstatutory Stock Option Agreement under 2009 Stock Incentive Plan.	S-1/A	333-152871	8/19/2009	10.7
10.4	Lease Agreement, dated September 15, 2008, between Jijun Company and Enerland Co., Ltd.	S-1/A	333-152871	9/9/2009	10.8
10.5	Lease, dated June 1, 2004, between President and Fellows of Harvard College and the Registrant, as amended by the First Amendment to Lease, dated February 9, 2007.	S-1	333-152871	8/9/2008	10.9
10.6	Lease Agreements, dated July 30, 2007, between O'Brien Investment Partners, LLC and the Registrant.	S-1	333-152871	8/9/2008	10.10

			Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewithin
10.7		Lease Contract, dated March 2, 2008, between Changzhou Wujin Materials Recovery Co., Ltd. and A123 Systems (China) Co., Ltd.	S-1	333-152871	8/9/2008	10.11
10.8		Lease Contract, dated December 31, 2008, between Jiangsu Dagang Co., Ltd. and A123 Systems (Zhenjiang) Co., Ltd.	S-1/A	333-152871	9/9/2009	10.12
10.9		Lease Contract of Workshop, dated March 1, 2009, between Changzhou Hi-Tech District EP2 Investment & Development Co., Ltd. and A123 Systems (China) Materials Co., Ltd.	S-1/A	333-152871	9/9/2009	10.13
10.10		Lease Agreement, dated February 13, 2009, between Hyundai J. Comm Co., Ltd. and Enerland Co., Ltd.	S-1/A	333-152871	9/9/2009	10.14
10.11		Seventh Amended and Restated Investor Rights Agreement among the Registrant, the Founders and the Purchasers, dated as of April 3, 2009.	S-1/A	333-152871	6/23/2009	10.15
10.12	†	Agreement, dated May 16, 2007, between BAE Systems Controls Inc. and the Registrant.	S-1/A	333-152871	6/23/2009	10.16
10.13		Term Loan and Security Agreement, dated August 2, 2006, among Silicon Valley Bank, Gold Hill Venture Lending 03, L.P. and the Registrant, as amended by the First Loan Modification Agreement, dated July 10, 2007, the Second Loan Modification Agreement, dated September 24, 2008, and the Third Loan Modification Agreement, dated March 16, 2009.	S-1/A	333-152871	6/23/2009	10.17
10.14		Warrant to Purchase 45,000 shares of Common Stock, dated February 8, 2008, issued to Skadden, Arps, Slate, Meagher & Flom LLP by the Registrant.	S-1	333-152871	8/9/2008	10.23
10.15	†	Joint Development and Supply Agreement, dated February 6, 2008, between AES Energy Storage, LLC and the Registrant, as amended March 14, 2008 and July 2, 2008.	S-1/A	333-152871	10/31/2008	10.24
10.16	†	Contract Manufacturing Agreement, dated March 1, 2006, as amended March 30, 2007, between Black & Decker Macao Commercial Offshore Limited and the Registrant.	S-1	333-152871	8/9/2008	10.25

			Incorporated by Reference
Exhibit Number		Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewithin
10.17	†	Co-operative Development & Supply Agreement, dated September 15, 2004, as amended August 18, 2005, July 1, 2006, March 30, 2007, September, 2007 and December 19, 2007, between Black & Decker (U.S.), Inc. and the Registrant.	S-1	333-152871	8/9/2008	10.26
10.18	†	Exclusive Patent License Agreement, dated December 4, 2001, between Massachusetts Institute of Technology and the Registrant, as amended by the First Amendment, dated February 1, 2003, and the Second Amendment, dated July 25, 2008.	S-1	333-152871	8/9/2008	10.28
10.19	†	Purchase Orders, dated November 27, 2006 and March 6, 2008, between the United States Advanced Battery Consortium and the Registrant.	S-1	333-152871	8/9/2008	10.29
10.20	†	Exclusive License Agreement, dated November 17, 2008, between the Registrant and The Gillette Company.	S-1/A	333-152871	11/25/2008	10.30
10.21	†	Purchase Agreement, dated November 17, 2008, between the Registrant and The Gillette Company.	S-1/A	333-152871	11/25/2008	10.31
10.22		Form of Executive Retention Agreement.	S-1/A	333-152871	8/19/2009	10.32
10.23	†	Joint Venture Contract dated December 16, 2009 by and between SAIC Motor Co. LTD. and A123 Systems Hong Kong Limited.	8-K	001-34463	12/17/2009	10.1
10.24		MEGA Tax Credit Agreement dated as of November 20, 2009, by and between the Michigan Economic Growth Authority and the Registrant.	8-K	001-34463	11/25/2009	10.1
10.25		Lease Agreement, dated December 4, 2009, between Welsh Romulus, LLC, BPE Exchange, LLC, and BPW Exchange, LLC and the Registrant.	10-K	001-34463	3/15/2010	10.25
10.26		Third Amendment, dated December 28, 2009, to the Lease between President and Fellows of Harvard College and the Registrant, dated June 1, 2004.	10-K	001-34463	3/15/2010	10.26
10.27		Grant and Cooperative Agreement dated December 4, 2009 by and between the U.S. Department of Energy and the Registrant.	10-K	001-34463	3/15/2010	10.27
21.1		Subsidiaries of the Registrant.	—	—	—	—	X

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Date of First Filing	Exhibit Number	Filed Herewithin
23.1	Consent of Independent Registered Public Accounting Firm—Deloitte & Touche LLP.	—	—	—	—	X
23.3	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1).	—	—	—	—	X
24.1	Power of Attorney (included on signature page).	—	—	—	—	X

†
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

Item 17.    Undertakings

(a)
The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities to be offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

        (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

        (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

        That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts, on March 15, 2010.

A123 SYSTEMS, INC.
By:	/s/ DAVID P. VIEAU David P. Vieau President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David Vieau, Michael Rubino, Eric Pyenson, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement on Form S-1 and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID P. VIEAU David P. Vieau	Chief Executive Officer and Director (Principal Executive Officer)	March 15, 2010
/s/ MICHAEL RUBINO Michael Rubino	Chief Financial Officer (Principal Financial and Accounting Officer)	March 15, 2010
/s/ GURURAJ DESHPANDE Gururaj Deshpande	Director	March 15, 2010
/s/ ARTHUR L. GOLDSTEIN Arthur L. Goldstein	Director	March 15, 2010

Signature	Title	Date

/s/ GARY E. HAROIAN Gary E. Haroian	Director	March 15, 2010
/s/ PAUL JACOBS Paul Jacobs	Director	March 15, 2010
/s/ MARK M. LITTLE Mark M. Little	Director	March 15, 2010
/s/ JEFF MCCARTHY Jeff McCarthy	Director	March 15, 2010
/s/ BART RILEY Bart Riley	Director	March 15, 2010